 EXHIBIT 10.60

RESIGNATION, WAIVER AND RELEASE OF THEODORE BANZHAF

I, Theodore Banzhaf, hereby declare and acknowledge as follows:

1.	In consideration of the payment to me by wire of the sum of Ten Thousand Dollars ($10,000.00) (hereinafter referred to as the "Resignation Funds"), which shall constitute full and final payment to me by Cool Technologies, Inc. (the "Company"), I shall, upon receipt of the Resignation Funds, cease to serve as President of the Company and shall (if applicable) terminate any and all relationships I had or currently have with the Company, whether as an employee, consultant or otherwise in any capacity whatsoever.

2.	The date upon which the Resignation Funds are wired to my account shall be the "Termination Date".

3.	Not later than the Termination Date, I shall return to the Company any and all documents and/or other materials in my possession relating to the Company, its officers, directors, subsidiaries and affiliates and its business.

4.	I hereby release the Company and/or its directors, employees, shareholders, subsidiaries, affiliates and agents from any and all liability towards me and waive any and all rights and claims that the abovementioned entities may at present or in the future have towards me, of any type whatsoever, resulting in any way from my employment with and/or service (in any form or manner) to the Company, including but not limited to any amounts owing as salary or incentive compensation of any kind including stock options or any other equity interests, fees of any kind (including in particular any consultancy fees), annual leave, recuperation pay, pension payments, severance pay, travel, reimbursement of any expenses of any nature whatsoever, and any and all other amounts which may be owed to me whether by effect of law and/or agreement and/or custom.

5.	I hereby undertake not to use for my own benefit or disclose to any third parties any Company information, data or material which is not in the public domain including, without limitation, trade secrets and other proprietary information, business/financial data or plans, sales/customer data, development plans and this Agreement or any of the terms hereof.

6.	I also acknowledge that my continuing exposure to the Company's trade secrets during the course of my employment and/or service (if applicable) has had an indelible effect on my memory and, were I to work in competition with the Company, I would inevitably exploit such trade secrets. In light of the above, I hereby undertake that for a period of 18 months from the date hereof I shall not compete with the Company and its subsidiaries and affiliates in any area of its business, and in particular shall refrain from approaching and/or having any business relations in any capacity whatsoever, directly or indirectly, with any of the employees, clients or suppliers of the Company (including their affiliates and subsidiaries). I further declare that I am aware that any breach of the above undertaking would cause the Company irreparable harm and I therefore undertake, without derogating from any other rights the Company may have against me, to fully compensate the Company for any such damage caused as a result of any such breach of my undertaking.

In witness whereof I have set my seal this 1st day of October 2016.

THEODORE BANZHAF